Council Bluffs, Iowa ----- February 14, 2019 Southwest Iowa Renewable Energy, LLC (“SIRE” or the "Company") announced its unaudited financial results for the three months ended December 31, 2018.

Results for the First Quarter of Fiscal 2019 (Amounts in $ and 000's, except Book Value per Unit)

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017
Net Income (Loss)	(1,167)	1,181
Gross Margin	504	2,708
Modified EBITDA	875	4,165

	Balance at December 31, 2018	Balance at September 30, 2018
Total Debt	12,796	22,023
Book Value (Members' Equity)	102,024	103,191
Book Value per basic unit *	7,655	7,743
*net of distributions

SIRE reported a net loss of $(1.2) million, or ($87.57) per basic unit for the three months ended December 31, 2018, compared to net income of $1.2 million, or $88.62 per basic unit, for the three months ended December 31, 2017.

SIRE revenue from operations was $53.4 million for the three months ended December 31, 2018, compared to $50.5 million for the three months ended December 31, 2017.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, and unrealized hedging gains and losses was $0.9 million for the three months ended December 31, 2018, compared to $4.2 million for the three months ended December 31, 2017.

The Company's debt decreased $9.2 million at December 31, 2018, compared to September 30, 2018, due to our continued paydown of term debt and lower short term borrowing requirements.

SIRE had $1.0 million in cash and cash equivalents and $30.7 million available under revolving loan agreements, for total cash and available borrowings of $31.7 million at December 31, 2018. The cash flow provided by operating activities was $9.3 million compared to $8.5 million for the three months ended December 31, 2018 and 2017, respectively.

Mike Jerke, SIRE's President and CEO stated, “So far during Fiscal 2019, we have seen very tight margins, continuing the trends of the previous quarters. Corn prices have increased per bushel as compared to Fiscal 2018, by almost 9% in Fiscal 2019 to date and ethanol prices in the U.S. remain well below last year's levels.. The industry has continued to adjust to lower exports to China, and is becoming more dependent on continued export demand to other parts of the world. U.S. demand could eventually improve with expansion of E15 sales per the directive of President Trump to the EPA. Our distiller grains have also seen increased price and demand improvement in Fiscal 2019 as compared to Fiscal 2018, with a continued shift to a heavier weighting for wet distiller grains."
During the first quarter of Fiscal 2019, SIRE produced 33.2 million gallons of ethanol, compared to 31.7 million gallons during the first quarter of Fiscal 2018. Jerke commented - "We continue to evaluate and implement new production technology to expand our income stream. We continue to focus on running the plant efficiently, increasing our ethanol yield, with a balance of optimizing the yield and profit, and at the same time scrutinizing our expenses."

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 140 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Summary Statements of Operations Unaudited (Dollars in thousands, except per unit data)

	Three Months Ended December 31,
	2018	2017
Revenues	$53,382	$50,546
Cost of Goods Sold	52,878	47,838
Gross Profit	504	2,708

General and administrative expenses	1,502	1,378
Interest and other expense, net	169	149
Net Income (Loss)	$(1,167)	$1,181

Weighted Average Units Outstanding, Basic	13,327	13,327
Weighted Average Units Outstanding, Diluted	13,327	14,386
Net Income (Loss) per unit, Basic	$(87.57)	$88.62
Net Income (Loss) per unit, Diluted	$(87.57)	$82.09

Modified EBITDA

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, unrealized hedging gains and losses, and other significant noncash expenses was $0.9 million for the three months ended December 31, 2018, compared to $4.2 million for the three months ended December 31, 2017. The following sets forth the reconciliation of net income to Modified EBITDA for the periods indicated:

	For the three months ended
	December 31, 2018	December 31, 2017
	Unaudited	Unaudited
	in 000's	in 000's

Net Income (Loss)	$(1,167)	$1,181
Interest expense, net	191	230
Depreciation	2,578	3,217
EBITDA	1,602	4,628

Unrealized Hedging (Gain)	(727)	(463)

Modified EBITDA	$875	$4,165

Statistical Information

	Three Months Ended December 31, 2018		Three Months Ended December 31, 2017
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Denatured and Undenatured Ethanol	$39,621	74.2%	$39,720	78.6%
Distiller's Grains	10,636	19.9%	8,030	15.9%
Corn Oil	2,863	5.4%	2,559	5.1%
Other	262	0.5%	237	0.4%

Summary Balance Sheets
(Dollars in thousands)

	December 31, 2018	September 30, 2018
	(unaudited)
ASSETS
Current Assets
Cash & cash equivalents	$1,042	$1,440
Accounts receivable	9,909	12,672
Inventory	13,650	13,526
Other current assets	1,164	1,387
Total current assets	25,765	29,025
Net property, plant and equipment	109,714	111,868
Other assets	1,738	1,738
Total Assets	$137,217	$142,631

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable, derivative financial instruments and accrued expenses	$17,110	$12,147
Current maturities of notes payable	5,065	6,560
Total current liabilities	22,175	18,707
Total long term liabilities	13,018	20,733
Total members' equity	102,024	103,191
Total Liabilities and Members' Equity	$137,217	$142,631

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392